Exhibit 10.5

AMENDED AND RESTATED CONSULTING SERVICES AGREEMENT

This Amended and Restated Consulting Services Agreement (this “Agreement”) is dated January 8, 2014, and is entered into in Shanghai, People’s Republic of China (“PRC” or “China”) by and among Shanghai Juxiang Investment Management Consulting Co., Ltd. (“Party A”), and Shanghai Jupai Investment Consulting Co., Ltd. (“Party B”), Party A and Party B are referred to collectively in this Agreement as the “Parties.”

RECITALS

(1)   Party A, a company incorporated in the PRC as a foreign investment enterprise, specializes in investment consulting, consultation service for enterprise management, business information consulting, marketing planning consulting, corporate image planning consultation, exhibition service (excluding holding or undertaking exhibitions), etiquette service. (the items restricted by administrative rules may be operated after obtaining the permission).;

(2)   Party B is mainly engaged in investment management, asset management, investment consulting, consultation service for enterprise management, business consulting (the aforementioned consulting services do not include brokerage service), convention and exhibition services, etiquette service, marketing planning, corporate image planning, market information consultation and investigation (it is not permitted to engage in social investigation, social research, public opinion poll).(the items restricted by administrative rules may be operated after obtaining the permission) (collectively the “Business”);

(3)   Party B desires that Party A provide Party B with consulting and other relevant services in connection with the Business; and

(4)   The Parties are entering into this Agreement to set forth the terms and conditions under which Party A shall provide consulting and other related services to Party B.

NOW THEREFORE, the Parties agree as follows:

1.             DEFINITIONS

1.1          In this Agreement the following terms shall have the following meanings:

“Affiliate,” with respect to any Person, shall mean any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether by ownership of securities or partnership or other ownership interests, or by contract or otherwise);

“Consulting Services Fee” shall be as defined in Clause 3.1;

“Indebtedness” shall mean, as to any Person, any one of the following: (i) money borrowed by such Person (including principal, interest, fees and charges) for the deferred purchase price of any property or services, (ii) the face amount of all letters of credit issued to such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Encumbrance on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under any lease for which such Person is the lessee, or (v) all contingent obligations (including, without limitation, all guarantees to third parties) of such Person;

“Encumbrance” shall mean any guarantee, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under recording or notice statute, and any lease having substantially the same effect as any of the foregoing);

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, entity or other organization or any government body;

“PRC” means the People’s Republic of China;

“Services” means the services to be provided under the Agreement by Party A to Party B, as more specifically described in Clause 2.

1.2          The headings in this Agreement shall not affect the interpretation of this Agreement.

2.             RETENTION AND SCOPE OF SERVICES

2.1          Party B hereby agrees to retain the services of Party A, and Party A accepts such appointment, to provide to Party B services in relation to the current and proposed operations of Party B’s business in the PRC pursuant to the terms and conditions of this Agreement (the “Services”).  The Services shall include, without limitation:

(a)           General Business Operation.  Provide general advice and assistance relating to the management and operation of Party B’s business.

(b)           Human Resources.

(i)            Provide general advice and assistance in relation to the staffing of Party B, including assistance in the recruitment, employment and secondment of management personnel, administrative personnel and staff of Party B;

(ii)           Provide training of management, staff and administrative personnel;

(iii)          Assist Party B to establish an efficient payroll management system; and

(iv)          Provide assistance in the relocation of Party B’s management and staff;

(c)           Business Development. Provide advice and assistance in business growth and development of Party B.

(d)           Other.  Such other advice and assistance as may be agreed upon by the Parties.

2.2          Exclusive Services Provider.  During the term of this Agreement, Party A shall be the exclusive provider of the Services.  Party B shall not seek or accept similar services from other providers without the prior written approval of Party A.

2.3          Intellectual Property Rights Related to the Services.  Party A shall own all intellectual property rights developed or discovered through research and development in the course of providing Services, or derived from the provision of the Services.  Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer such intellectual property rights.  If Party B requires the use of Party A’s intellectual property rights, Party A agrees to grant such intellectual property rights to Party B on terms and conditions to be set forth in a separate agreement.

2.4          Pledge.  Party B shall permit and cause the owners of Party B to pledge their equity interests in Party B to Party A for securing the payment of the Consulting Services Fee as required pursuant to this Agreement.

3.             PAYMENT

3.1          General.

(a)           In consideration of the Services to be provided by Party A hereunder, Party B shall pay to Party A a consulting services fee (the “Consulting Services Fee”) to be determined and paid in the manner as listed in Annex 1 during the term of this Agreement.

(b)           Party B will permit, from time to time during regular business hours as reasonably requested by Party A, its agents or representatives (including independent public accountants, which may be Party B’s independent public accountants), (i) to conduct periodic audits of the financial books and records of Party B, (ii) to examine and make copies and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Party B, (iii) to visit the offices and properties of Party B for the purpose of examining such materials described in clause (ii) above, and (iv) to discuss matters relating to the performance by Party B hereunder with any of the officers or employees of Party B having knowledge of such matters.  Party A may exercise the audit rights described herein at any time, provided that Party A provides a ten (10) day written notice to Party B specifying the scope, purpose and duration of such audit.  All such audits shall be conducted in such a manner as not to interfere with Party B’s normal operations.

3.2          Party B shall not be entitled to set off any amount it may claim is owed to it by Party A against any Consulting Services Fee payable by Party B to Party A unless Party B first obtains Party A’s prior written consent.

3.3          The Consulting Services Fee shall be paid in RMB by telegraphic transfer to Party A’s bank account No.121911392910901, or to such other account or accounts as may be specified in writing from time to time by Party A.

3.4          Should Party B fail to pay all or any part of the Consulting Services Fee due to Party A in RMB under this Clause 3 within the time limits stipulated, Party B shall pay to Party A interest in RMB on the amount overdue based on the three (3) month lending rate for RMB published simultaneously by the Bank of China on the relevant due date.

3.5          All payments to be made by Party B hereunder shall be made free and clear and without any consideration of tax deduction, unless Party B is required to make such payment subject to the deduction or withholding of tax.

4.             UNDERTAKINGS OF PARTY B

Party B hereby agrees that, during the term of the Agreement:

4.1          Information Covenants.  Party B shall provide to Party A:

4.1.1       Preliminary Monthly Reports. Within five (5) days after the end of each calendar month the preliminary income statements and balance sheets of Party B made up to as of the end of such calendar month, in each case prepared in accordance with the generally accepted accounting principles of the PRC.

4.1.2       Final Monthly Reports. Within ten (10) days after the end of each calendar month, a final report from Party B on the financial and business operations of Party B as of the end of such calendar month, setting forth the comparison of financial and operation figures for the corresponding period in the preceding financial year, in each case prepared in accordance with generally accepted accounting principles of the PRC.

4.1.3       Quarterly Reports. As soon as available and in any event within forty-five (45) days after each Quarterly Period (as defined below), unaudited consolidated and consolidating statements of income, retained earnings and changes in financial positions of Party B and its subsidiaries for such Quarterly Period, and for the period from the beginning of the relevant fiscal year to such Quarterly Date, and the related consolidated and consolidating balance sheets as of such Quarterly Period, setting forth in each case the actual versus budgeted comparisons and a comparison of the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of Party B’s Chief Financial Officer, and such certificate shall state that the said financial statements fairly represent the consolidated and consolidating financial conditions and results of operations, as the case may be, of Party B and its subsidiaries, in accordance with the general accepted accounting principles of the PRC for such period (subject to normal year-end audit adjustments and the preparation of notes for the audited financial statements).  For the purpose of this Agreement, a “Quarterly Period” shall mean the last day of March, June, September and December of each year, the first of which shall be the first Quarterly Period following the date of this Agreement; provided that if any such Quarterly Period is not a business day in the PRC, then such Quarterly Period shall be the next succeeding business day in the PRC.

4.1.4       Annual Audited Accounts.  Within 90 days after the end of the financial year, Party B’s annual audited accounts (setting forth in each case the comparison of the corresponding figures for the preceding financial year), shall be prepared in accordance with the generally accepted accounting principles of the PRC.

4.1.5       Budgets. At least ninety (90) days prior to the beginning of Party B’s fiscal year, Party B shall prepare a budget in a form satisfactory to Party A (including budgeted statements of income and sources and uses of cash and balance sheets) for each of the four quarters of such fiscal year accompanied by the statement of Party B’s Chief Financial Officer, to the effect that, to the best of his or her knowledge, the budget is a reasonable estimate for the corresponding period.

4.1.6       Notice of Litigation. Party B shall notify Party A, within one (1) business day of obtaining the knowledge thereof, of (i) any litigation or governmental proceeding pending against Party B which could materially adversely affect the business, operations, property, assets, condition or prospects of Party B, and (ii) any other event which is likely to materially adversely affect the business, operations, property, assets, condition or prospects of Party B.

4.1.7       Other Information.  From time to time, such other information or documents as Party A may reasonably request.

4.2          Books, Records and Inspections.  Party B shall keep complete and accurate books and records of its business activities and transactions according with PRC’s generally accepted accounting principles and all other legal requirements.  During an appropriate time and within a reasonable scope requested by Party A, Party B will permit Party A’s officers and designated representatives to visit the premises of Party B and to inspect, under the guidance of Party B’s officers, Party B’s books and records, and to discuss the affairs, finances and accounts of Party B.

4.3          Corporate Franchises.  Party B will do or cause to be done, all things necessary to preserve and keep in full force and effect its valid existence and maintain its material rights and licenses.

4.4          Compliance with Laws.  Party B shall abide by all applicable laws, regulations and orders of all relevant governmental administration, in respect to its business and the ownership of its property, including, without limitation, maintenance of valid and proper governmental approvals and licenses necessary to provide the services, unless such noncompliance could not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition or prospects of Party B.

5.             NEGATIVE COVENANTS

Party B covenants and agrees that, during the term of this Agreement, without the prior written consent of Party A:

5.1          Equity.  Party B will not issue, purchase or redeem any equity or debt securities of Party B.

5.2          Encumbrances.  Party B will not create, incur, assume or suffer to exist any Encumbrance upon or with respect to any property or assets (real or personal, tangible or intangible) of Party B whether existing or hereafter acquired, provided that the provisions of this Clause 5.2 shall not prevent the creation, incurrence, assumption or existence of:

5.2.1       Encumbrances for taxes not yet due, or Encumbrances for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and

5.2.2       Encumbrances in respect to Party B’s property or assets imposed by law, which were incurred in the ordinary course of business, and (i) which do not in the aggregate, materially detract from the value of Party B’s property or assets or materially impair the use thereof in the operation of Party B’s business or (ii) which are being contested in good faith by appropriate proceedings and proceedings which have the effect of preventing the forfeiture or sale of the property of assets subject to any such Encumbrance.

5.3          Consolidation, Merger, Sale of Assets, etc.  Party B will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that (i) Party B may sell inventory in the ordinary course of business and (ii) Party B may sell equipment which is uneconomic or obsolete, in the ordinary course of business.

5.4          Dividends.  Without the approval of Party A, Party B will not declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Party B with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

5.5          Leases.  Party B will not permit the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) by Party B under agreements to rent or lease any real or personal property to exceed US$ 30，000 or the equivalent calculated in RMB in any fiscal year of Party B.

5.6          Indebtedness.  Party B will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit incurred by Party B in the ordinary course of business, which are to be repaid in full not more than one (1) year after the date on which such indebtedness is originally incurred to finance the purchase of goods by Party B.

5.7          Advances, Investment and Loans.  Without the approval of Party A, Party B will not lend money or grant credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that Party B may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

5.8          Transactions with Affiliates.  Party B will not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Party B, other than on terms and conditions substantially as favorable to Party B as would be obtainable by Party B at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and with the prior written consent of Party A.

5.9          Capital Expenditures.  Party B will not make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which are capitalized in accordance with generally accepted accounting principles in the PRC and capitalized lease obligations) during any quarterly period which exceeds the aggregate the amount contained in the budget as set forth in Section 4.1.5.

5.10        Modifications to Debt Arrangements, Agreements or Articles of Association.  Party B will not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any existing Indebtedness or (ii) amend or modify, or permit the amendment or modification of, any provision of any existing Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing or (iii) amend, modify or change its Articles of Association or business license, or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock.

5.11        Line of Business.  Party B will not engage (directly or indirectly) in any business other than those types of business prescribed within the business scope of Party B’s business license except with the prior written consent of Party A.

6.             TERM AND TERMINATION

6.1          This Agreement shall take effect on the date of execution of this Agreement and this Agreement shall be in full force and effective until Party B’s valid operation term expires, unless terminated pursuant to Clause 6.2. Party A may, at its discretion, decide to renew or terminate this Agreement.

6.2          This Agreement may be terminated:

6.2.1       By Party A’s giving written notice (including, but not limited to, the failure by Party B to pay the Consulting Services Fee) and such breach, if capable of remedy, has not been so remedied within fourteen (14) days, in the case of breach of a non-financial obligation, following the receipt of such written notice;

6.2.2       By Party A’s giving written notice to the Party B if the Party B becomes bankrupt or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debts as they become due;

6.2.3       By Party A’s giving written notice ;

6.2.4       Party B’s business license or any other license or approval material for the business operations of Party B is terminated, cancelled or revoked;

6.2.5       By Party A’s giving written notice to Party B if circumstances arise which materially and adversely affect the performance or the objectives of this Agreement; or

6.3          Any Party electing to terminate this Agreement pursuant to Clause 6.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such termination right, provided that the expiration or termination of this Agreement shall not affect the continuing obligation of Party B to pay any Consulting Services Fees already accrued or due and payable to Party A.  Upon expiration or termination of this Agreement, all amounts then due and unpaid to Party A by Party B hereunder, as well as all other amounts accrued but not yet payable to Party A by Party B, shall thereby become due and payable by Party B to Party A.

7.             PARTY A’S REMEDY UPON PARTY B’S BREACH

In addition to the remedies provided elsewhere under this Agreement, Party A shall be entitled to remedies permitted under PRC laws, including, without limitation, compensation for any direct and indirect losses arising from the breach and legal fees incurred to recover losses from such breach.

8.             AGENCY

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, partner, legal representative, attorney or employee of the other for any purpose whatsoever.  Neither Party shall have the power or authority to bind the other except as specifically set out in this Agreement.

9.             GOVERNING LAW AND JURISDICTION

9.1          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

9.2          Arbitration.  Any dispute arising from, out of or in connection with this Agreement shall be settled through amicable negotiations between the Parties.  Such negotiations shall begin immediately after one Party has delivered to the other Party a written request for such negotiation.  If, within forty-five (45) days following the date of such notice, the dispute cannot be settled through negotiations, the dispute shall, upon the request of either Party with notice to the other Party, be submitted to arbitration in China under the auspices of China International Economic and Trade Arbitration Commission (the “CIETAC”).  The Parties shall jointly appoint a qualified interpreter for the arbitration proceeding and shall be responsible for sharing in equal portions the expenses incurred by such appointment.  The arbitration proceeding shall take place in Beijing, China.  The outcome of the arbitration shall be final and binding and enforceable upon the Parties.

9.2.1       Number and Selection of Arbitrators. There shall be three (3) arbitrators.  Party B shall select one (1) arbitrator and Party A shall select one (1) arbitrator, and both arbitrators shall be selected within ten (10) days after giving or receiving the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list.  The chairman of the CIETAC shall select the third arbitrator.  If a Party does not appoint an arbitrator who consents to participate within thirty (30) days after giving or receiving the demand for arbitration, the relevant appointment shall be made by the chairman of the CIETAC.

9.2.2       Arbitration Language and Rules.  Unless otherwise provided by the arbitration rules of CIETAC, the arbitration proceeding shall be conducted in Chinese.  The arbitration tribunal shall apply the arbitration rules of the CIETAC in effect on the date of execution of this Agreement.  However, if such rules are in conflict with the provisions of this clause, or with Section 9 of this Agreement, then the terms of Section 9 of this Agreement shall prevail.

9.2.3       Cooperation; Disclosure. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Parties.

9.2.4       Jurisdiction. Judgment rendered by the arbitration may be entered into by any court having jurisdiction, or application may be made to such court for a judicial recognition of the judgment or any order of enforcement thereof.

9.3          Continuing Obligations. The Parties shall continue their implementation of this Agreement during the period when the relevant dispute is being resolved.

10.          ASSIGNMENT

No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party.  Any such assignment or transfer shall be void, provided that Party A may assign its rights and obligations under this Agreement to an Affiliate without Party B’s consent.

11.          NOTICES

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or prepaid mail or by a recognized courier service or by facsimile transmission to the address of the other Party set forth below or to such other address of the Party as specified by such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date, or the fourth (4th) day after the delivery date of an internationally recognized courier service; and (c) a notice sent by facsimile transmission is deemed duly served upon the time shown on the transmission confirmation of relevant documents.

Party A	Shanghai Juxiang Investment Management Consulting Co., Ltd. 上海钜镶投资管理咨询有限公司
Address: Room 3929, Building 24, No. 2 Xincheng Road, Nicheng，Pudong New Area, Shanghai, China 地址: 中国上海市浦东新区泥城镇新城路2号24幢3929室
Legal Representative: Hu Tianxiang 法定代表人: 胡天翔
Fax:021-68367031 传真
Tel:021-68367031 电话:

Party B:	Shanghai Jupai Investment Consulting Co., Ltd. 上海钜派投资咨询有限公司
Address: Room 3508, Building 24, No.2 Xincheng Road, Nicheng Town, Pudong New Area, Shanghai, China 地址: 中国上海市浦东新区泥城镇新城路2号24幢3508室
Attn: Hu Tianxiang 联系人: 胡天翔
Fax:021-68367031 传真

Tel: 021-68367031 电话:

12.          GENERAL

12.1        The failure or delay in exercising a right or remedy under this Agreement shall not be constituted as a waiver of the right or remedy, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy.

12.2        Should any clause or any part of any clause contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other clauses or parts of clauses contained in this Agreement shall remain in full force and effect.

12.3        This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

12.4        No amendment or variation of this Agreement shall be valid unless it is in writing and executed by the Parties or their authorized representatives.

12.5        This Agreement shall be executed in two (2) duplicate originals in both English and Chinese. Each Party shall receive one (1) duplicate original, and all originals shall be equally valid. In case of any discrepancies among the different languages, the Chinese version shall prevail.

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IN WITNESS WHEREOF this Agreement is duly executed by each Party or its legal representatives.

PARTY A:	Shanghai Juxiang Investment Management Consulting Co., Ltd.

	Legal/Authorized Representative:	/s/ Hu Tianxiang
/seal/ Shanghai Juxiang Investment Management Consulting Co., Ltd.
Name: Hu Tianxiang

Title: Chairman

PARTY B:	Shanghai Jupai Investment Consulting Co., Ltd.

	Legal/Authorized Representative:	/s/ Hu Tianxiang
/seal/ Shanghai Jupai Investment Consulting Co., Ltd.
Name: Hu Tianxiang

Title: Chairman

Annex 1 Calculation and Payment Method of Technology Consulting Service Fees

1.             The calculation method of the Consulting Service Fees paid by Party B to Party A is as follows:

Based on the services provided by Party A.

2.             Each Quarter, Party A may adjust the said fees rate depending on Party B’s actual operations. Party B shall be obligated to, at Party A’s request and at any time, provide Party A with the corresponding materials. Party A has the right to, at any time, check or verify such materials.